UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Florida Rock Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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This filing relates to the announced acquisition of Florida Rock Industries, Inc. (“Florida Rock”) by Vulcan Materials Company (“Vulcan Materials”) pursuant to the terms of the Agreement and Plan of Merger, dated as of February 19, 2007, by and among Vulcan Material, Florida Rock, Virginia Holdco, Inc., Virginia Merger Sub, Inc. and Fresno Merger Sub, Inc.
Important Information
This document may be deemed to be solicitation material in respect of the proposed transaction. In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. SHAREHOLDERS OF FLORIDA ROCK ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to shareholders of Florida Rock. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, and from www.vulcanfloridarock.com, www.vulcanmaterials.com or www.flarock.com.
Vulcan Materials, Florida Rock and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding Vulcan Materials’ directors and executive officers is available in Vulcan Materials’ proxy statement for its 2006 annual meeting of shareholders, which was filed with the SEC on April 13, 2006, and information regarding Florida Rock’s directors and executive officers is available in Florida Rock’s proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on December 27, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

The following materials were made available on a website established by Vulcan Materials Company and Florida Rock Industries, Inc. at www.vulcanfloridarock.com on February 19, 2007:

FAQ
1.	What’s the strategic rationale behind this transaction?

2.	What are the terms of the transaction?

3.	What exactly is a “cash election” transaction structure?

4.	What is the election deadline for shareholders?

5.	Can you provide some key statistics for the combined company?

6.	Can you provide some basic pro forma financials for the combined company?

7.	What will the combined entity’s market share be?

8.	When do you expect the deal to close?

9.	Who can we contact if we need additional information?

1.	What’s the strategic rationale behind this transaction?

For Vulcan Materials, combining with Florida Rock further diversifies and broadens the Company’s reach and regional exposure, providing the Company with a significant presence in Florida — one of the fastest growing markets for aggregates in the U.S. — and bringing Vulcan Materials approximately 2.5 billion tons of reserves in markets where reserves are increasingly scarce. The acquisition is accretive to Vulcan Materials’ earnings, growth rate, and returns, and will significantly enhance shareholder value.

For Florida Rock, the transaction offers shareholders an opportunity to receive a meaningful premium for their shares and a significantly increased dividend, as well as the opportunity to participate in the upside of the combined company.

2.	What are the terms of the transaction?

Vulcan Materials will acquire Florida Rock in a cash and stock transaction valued at approximately $4.6 billion. Of the total consideration, 70% of Florida Rock shares will be paid for in cash and 30% will be paid for in newly issued shares.

3.	What exactly is a “cash election” transaction structure?

Under the proposed cash election structure, Florida Rock shareholders can elect to receive either 0.63 shares of the new holding company (whose subsidiaries will be Vulcan Materials and Florida Rock) or $67.00 in cash for each Florida Rock share owned — or a combination of both cash and stock. This election will be subject to proration in order to ensure that in the aggregate 70% of Florida Rock shares will be converted into cash and

30% of Florida Rock shares will be converted into stock.

4.	What is the election deadline for shareholders?

Either the date of the Florida Rock shareholders meeting or a date closer to the closing of the transaction if there is a delay between the shareholders meeting and the closing, or another date agreed by Vulcan and Florida Rock. All Florida Rock shareholders will receive timely notification of any deadlines in information that will be provided to them by Florida Rock and filed with the Securities and Exchange Commission (SEC). The “SEC” section of this website will contain such information as it becomes available.

5.	Can you provide some key statistics for the combined company?

Following the acquisition of Florida Rock, Vulcan Materials will have aggregates reserves totaling 13.9 billion tons, with an average reserve life of 46 years. The combined company will have operations in 21 states and Mexico, including key growth markets such as Florida, Georgia, California, and Texas.

6.	Can you provide some basic pro forma financials for the combined company?

The combined company will have pro forma 2006 net sales of $4.3 billion, operating cash flows of $871 million and $3.7 billion of total debt.

7.	What will the combined entity’s market share be?

The construction materials industry is highly fragmented and aggregates are generally sold locally due to high weight-to-value characteristics. That said, this transaction is expected to broaden Vulcan Materials’ position as the U.S. leader in construction aggregates and create a combined company that has an industry market share of approximately 9%.

8.	When do you expect the deal to close?

We expect the transaction to close in mid-year 2007, subject to Florida Rock shareholder approval, customary approvals by regulatory and other authorities and customary closing conditions. Until then, Florida Rock and Vulcan Materials remain independent companies.

9.	Who can we contact if we need additional information?

For additional information, please contact Mark Warren or David Donaldson of Vulcan Materials at 205-298-3220 or John Milton of Florida Rock at 904-355-1781.

Operating divisions of the combined company will include: